Exhibit 5

REINHART BOERNER VAN DEUREN s.c.

1000 North Water Street

Milwaukee, WI 53202

          May 2, 2025

Zurn Elkay Water Solutions Corporation

511 W. Freshwater Way

Milwaukee, Wisconsin 53204

Re:	Zurn Elkay Water Solutions Corporation Performance Incentive Plan

Ladies and Gentlemen:

We are providing this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Zurn Elkay Water Solutions Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the proposed issuance of up to 2,500,000 additional shares of the Company’s common stock, $.01 par value per share (the “Shares”), which may be issued pursuant to the Company’s Performance Incentive Plan (the “Plan”).

We have examined: (i) the Registration Statement; (ii) the Company’s Amended and Restated Certificate of Incorporation and By-Laws, each as amended to date and as filed as exhibits to the Company’s filings with the Commission; (iii) the Plan, as amended to date; (iv) the corporate proceedings relating to the amendment and restatement of the Plan and the authorization of the issuance of the Shares pursuant to the Plan; (v) a certificate of good standing as to the Company, dated April 28, 2025, issued by the Secretary of State of the State of Delaware; and (vi) such other documents and records and matters of law as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

On the basis of the foregoing, we advise you that, in our opinion:

1.	The Company is a corporation in good standing under the laws of the State of Delaware.

2.

The Shares to be issued or sold from time to time pursuant to the Plan that are original issuance or treasury shares, including shares bought on the open market or otherwise for purposes of the Plan, when issued as and for the consideration contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable by the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act, or that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Reinhart Boerner Van Deuren s.c.

REINHART BOERNER VAN DEUREN S.C.